Exhibit 99.1

October 11, 2004	INFORMATION CONTACT: Mike Goldberg
FOR IMMEDIATE RELEASE	(713) 335-5609 - info@burzynskiclinic.com

BRAIN TUMOR SURVIVORS VISIT BURZYNSKI RESEARCH INSTITUTE,

MANUFACTURER OF LIFE SAVING MEDICATION

HOUSTON, TX — Every year in America, approximately 18,300 people are diagnosed with brain tumors and as many as 13,100 people die from these deadly malignancies.

Twelve people who have beaten those odds will gather on October 15, 2004, at the Burzynski Research Institute, Inc. (BRI) (OTCBB: BZYR) in Stafford, TX, to celebrate their recovery. Beginning at 9:00 a.m., they and their families will tour the facility that manufactures the medication that saved their lives.

When surgery is not an option, there is no effective long-term therapy for brain tumors. And, if the diagnosis is a glioblastoma, the deadliest and fastest-growing brain tumor, the outcome is normally fatal, in a short time.

BRI believes there is now increased hope for brain tumor victims.  On September 7, 2004, BRI was granted orphan drug designation for its drug candidates Antineoplastons A10 and AS2-1 by the U.S. Food and Drug Administration (FDA) for the treatment of brain stem gliomas. This designation represents a major milestone in the development of these experimental medications, which have shown promise in FDA-supervised clinical trials at the Burzynski Clinic in Houston. The FDA’s orphan drug program encourages research, development and approval of products for diseases that affect fewer than 200,000 patients in the United States each year and that provide a significant therapeutic advantage over existing treatments.

The dozen long-term survivors gathering at BRI had aggressive brain cancers. Four of them had glioblastoma multiforme, the most aggressive form of brain tumor. Those diagnosed with a glioblastoma have a prognosis of less than 1% probability of living 6 months. There are generally no long-term survivors.

“These former patients have all survived and are back at work and enjoying normal lives,” reports Dr. S.R. Burzynski, founder of BRI and the Burzynski Clinic.  “Some of them are celebrating 10+ years of being tumor-free since their cancer diagnosis.”  Dr. Burzynski, Dr. Robert Waldbillig, BRI’s vice president of research, and the survivors will be available for questions and interviews at the completion of the tour.

“Bringing this many brain tumor survivors together is truly amazing,” says Paul Leverett, managing director of the Burzynski Companies and himself a glioblastoma survivor.  “No other cancer treatment center that I know of could do this.”

At its pharmaceutical manufacturing facility, located at 12707 Trinity Dr. in Stafford, TX, BRI manufactures the active pharmaceutical ingredients (APIs) for Antineoplastons A10 and AS2-1.  It also produces the finished antineoplastons medications, the injection and capsule forms used by the Burzynski Clinic. BRI’s Department of Molecular and Cellular Biology conducts genetic and biochemical research to understand the mechanisms of action of antineoplastons in cancer cells and develop new and more potent formulations of antineoplastic drugs.

# # #

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the federal securities laws. BRI cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Information contained in forward-looking statements is based on current expectations and is subject to change, and future events may differ materially from those discussed herein due to a number of factors, including, but not limited to, risks and uncertainties related to BRI’s ability to obtain regulatory approval for Antineoplastons A10 and AS2-1. Receiving orphan drug designation does not increase the likelihood of eventual regulatory approval for a product candidate.  BRI does not undertake to update any such forward- looking statements or to publicly announce developments or events relating to the matters described herein.